Exhibit 99.1

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR

2009 FINANCIAL RESULTS

Delivers GAAP earnings per share of $0.39 and non-GAAP earnings per share of $0.47

Monthly recurring revenue (“MRR”) rose 9.1 percent from a year ago to $44.2 million

Ending subscribers increased 4.4 percent compared to a year ago

Trailing twelve-month disconnect rate was 8.2 percent

IRVING, Texas, February 24, 2010 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, now operating under the brand Broadview Security, today reported financial results for the fourth quarter and fiscal year ended December 31, 2009.

“We are pleased with our quarterly and annual results. Monthly recurring revenue growth was once again above 9 percent and we were able to deliver organic growth in revenue and customer count despite a challenging housing market and continued high rates of unemployment,” said president and chief executive, Bob Allen. He continued, “I’m proud of our employees and their performance in difficult market conditions. I believe we will continue to perform well as a standalone company until our acquisition with Tyco International is complete, and we merge into the ADT organization.”

Recent Events

On January 18, 2010, Brink’s Home Security Holdings, Inc. and Tyco International Ltd. (“Tyco”) announced a definitive agreement for Tyco to acquire the Company in a cash and stock transaction. The Company’s board of directors unanimously approved the transaction, which is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Act and approval by the Company’s shareholders at a special shareholder meeting, the date of which has not yet been set.

Fourth Quarter Results

Revenue for the fourth quarter of 2009 was $145.4 million, representing an increase of 7.5 percent from $135.2 million recorded in the same period last year. The increase in revenue was primarily due to continued growth in the subscriber base, up 4.4 percent from a year ago, and a 4.5 percent increase in average monthly recurring revenue per ending subscriber, partially offset by lower pre-wire and trim-out revenues from new home builder customers.

Operating profit was $27.5 million, compared to $24.7 million in the fourth quarter of 2008. The fourth quarter 2009 operating profit margin was 18.9 percent compared to 18.3 percent in the comparable quarter in 2008. The increase in margin was largely due to the reduction in royalty rate charged to the Company by its former parent and higher profits from recurring services on the larger subscriber base, partially offset by the brand introduction costs and an increase in impairment charges related to customer disconnects. Additionally, the Company incurred approximately $1.1 million of costs related to the proposed merger transaction. Brand introduction costs reduced operating profit in the fourth quarter of 2009 by $6.7 million. Excluding the brand introduction costs, operating profit would have been $34.2 million, or a 23.5 percent operating margin. Similarly, had the royalty rate been approximately 1.25 percent of revenues in 2008, operating profit in the fourth quarter of 2008 would have been $27.3 million with a 20.2 percent operating margin.

Net income for the fourth quarter of 2009 was $17.8 million and diluted GAAP earnings per share were $0.39, compared to net income of $14.8 million and pro forma earnings per share of $0.32 in the same period last year. (The terminology ‘pro forma earnings per share’ is used in conjunction with the financial results for the three and twelve months ended December 31, 2008. The Company was not public during the entirety of the period and the fully diluted number of shares outstanding was, therefore, calculated on a ‘pro forma’ basis.) Brand introduction costs reduced net income by $3.9 million, or $0.08 per share, in the fourth quarter of 2009.

Full Year 2009 Results

Revenue for the full year of 2009 was $565.1 million, representing an increase of 6.2 percent from $532.3 million recorded last year. The increase in revenue was primarily due to the 5.3 percent average growth in the subscriber base and higher average monitoring rates.

Operating profit for the year was $101.4 million, an increase of 7.9 percent from $94.0 million in 2008, driven primarily by lower royalty expense and higher profits from recurring services on the larger subscriber base, the benefits of which were largely offset by brand introduction costs. Full year 2009 operating profit margin was 17.9 percent, up from 17.7 percent in 2008.

Net income for the full year 2009 was $62.7 million and diluted earnings per share were $1.36, representing an increase of 9.8 percent from net income of $57.1 million and an increase of 8.8 percent from diluted earnings per share of $1.25 last year.

Non-GAAP Information

Non-GAAP Financial Results

In the table below, non-GAAP financial results for the three and twelve months ended December 31, 2009 have been adjusted to exclude the brand introduction expenses incurred in the respective periods. The three months and twelve months ended December 31, 2008 non-GAAP financial results were adjusted to reflect the current royalty rate of 1.25 percent. A complete reconciliation of these non-GAAP figures can be found in the attached schedules.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2009	2008	2009	2008
	(b)	(a)	(b), (c)	(a), (c)
Non-GAAP Operating Profit	$34.2	$27.3	$122.0	$119.0
Non-GAAP Net Income	$21.7	$16.3	$75.5	$72.4
Non-GAAP Earnings per share – diluted	$0.47	$0.36	$1.64	$1.58

a)	Historically, the Company paid its former parent a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name and terminates its brand license agreement. The non-GAAP financial results above have been adjusted to calculate the results as if the royalty rate had been approximately 1.25 percent of revenue for all periods presented. The adjustment to operating profit for the three and twelve months ended December 31, 2008 was $2.6 million and $25.0 million, respectively. The adjustment to net income is $1.5 million, or $0.04 per share earnings on a diluted basis, and $15.3 million, or $0.33 per share earnings on a diluted basis, respectively.
b)	Brand introduction expenses for the three and twelve months ended December 31, 2009 were $6.7 million and $20.6 million, respectively. The expenses reduced diluted earnings per share for the three and twelve months ended December 31, 2009, by $0.08 and $0.28, respectively. The non-GAAP figures above have been adjusted to exclude the effect of these expenses.

c)	For the twelve months ended December 31, 2009, the Company incurred certain net non-cash litigation charges of $3.2 million, reducing diluted earnings per share for the period by $0.04. In 2008, a previously disclosed non-cash accounting correction increased operating profit by $3.6 million, net income by $2.2 million and pro forma earnings per share by $0.05 for the twelve months ended December 31, 2008. The non-GAAP figures above have not been adjusted to exclude the effect of these items.

Operating Metrics

Monthly recurring revenue (“MRR”) increased 9.1 percent at quarter-end over the prior year period to $44.2 million, driven by a 4.4 percent increase in ending subscribers and a 4.5 percent increase in average monthly recurring revenue per subscriber.

Adjusted EBITDA from recurring services for the fourth quarter of 2009 increased 12.7 percent to $88.6 million compared to $78.6 million in the year-ago quarter.

Adjusted cash invested in new subscribers for the fourth quarter was $62.3 million compared to $60.9 million in the year-ago quarter.

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

The Company ended the fourth quarter of 2009 with net subscriber additions of approximately 10,900 compared to approximately 16,300 in the same quarter last year. Approximately 39,000 new customer systems were installed during the fourth quarter of 2009 compared to approximately 41,600 installations in the same period one year ago. The lower volume of installations continues to reflect the weakness in the economy and the housing market.

The annualized disconnect rate for the fourth quarter of 2009 was 8.3 percent, up from 7.8 percent in the prior year. The increase is due to comparatively more customers requesting termination of service for reasons other than household relocation. Customers continue to cite household financial pressure as a major reason for terminating service. A decrease in disconnects due to customer relocations was offset by an increase in financial write offs of customer accounts. The trailing twelve month disconnect rate at the end of the fourth quarter was 8.2 percent, up from 7.5 percent in the prior year.

The effective income tax rate for the fourth quarter of 2009 was 35.2 percent, compared to 39.9 percent in the prior year period. The effective tax rate for the full year was 38.1 percent, compared to 38.9 percent in the prior year.

Capital expenditures totaled $45.9 million in the fourth quarter of 2009 compared to $42.5 million in the comparable quarter of the prior year.

As of December 31, 2009, cash and investments totaled $118.2 million compared to $108.5 million and $63.6 million at September 30, 2009 and December 31, 2008, respectively. Accounts receivable (net of allowance), were $36.5 million at December 31, 2009 compared to $36.3 million at September 30, 2009. The Company has no long-term debt and has not borrowed on its credit facility.

Cumulative spending associated with the introduction of the Company’s new brand, Broadview Security, was $20.6 million in 2009, including $6.7 million spent in the fourth quarter.

The Company had previously provided an estimated total incremental spend associated with the new brand introduction and an estimate for the portion to be spent in the full year 2010. In light of the proposed acquisition by Tyco, the Company will not be updating these figures or providing guidance for the full year 2010.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks related to the completion of the merger, risks inherent in our spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully build and market our new brand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, our ability to balance the cost of acquiring customers with the profit from serving existing customers, our ability to keep disconnect rates relatively low, the availability and cost of capital, and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent quarterly reports on Form 10-Q including but not limited to the discussion under “Risk Factors” therein, filed with the SEC, which you may view at www.sec.gov. For additional risks and uncertainties, please also see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which will be filed with the SEC on or before March 1, 2010.

IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction involving Tyco and Brink’s Home Security Holdings will be submitted to the shareholders of Brink’s Home Security Holdings for their consideration. In connection with the proposed merger, Tyco has filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement of Brink’s Home Security Holdings that also constitutes a prospectus of Tyco. The definitive proxy statement/prospectus will be mailed to shareholders of Brink’s Home Security Holdings. INVESTORS AND SECURITY HOLDERS OF BRINK’S HOME SECURITY HOLDINGS ARE URGED TO READ THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC (when available) by Tyco and Brink’s Home Security Holdings through the web site maintained by the SEC at www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC (when available) can also be obtained, with respect to Tyco, by directing a request to Investor Relations Department, Tyco International Management Company, 9 Roszel Road, Princeton, New Jersey 08540, or at Tyco’s Investor Relations website at http://investors.tyco.com, under the heading “Investor Relations” and then under the heading “SEC Filings” or, with respect to Brink’s Home Security Holdings, by directing a request to Investor Relations, Brink’s Home Security Holdings, Inc., at 8880 Esters Boulevard, Irving, Texas 75063 or at Brink’s Home Security Holdings’ Investor Relations website at http://www.investors.brinkshomesecurity.com.

PARTICIPANTS IN THE SOLICITATION

Tyco, Brink’s Home Security Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Tyco’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended September 25, 2009, filed with the SEC on November 17, 2009, and its proxy statement for its 2009 annual meeting of shareholders, filed with the SEC on or about January 15, 2009. Information regarding Brink’s Home Security Holdings’ directors and executive officers is set forth in Brink’s Home Security Holdings’ proxy statement for its 2009 annual meeting, filed with the SEC on April 7, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), operating as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The Company operates throughout the United States and Western Canada and services approximately 1.4 million customers. For more information, please visit http://www.broadviewsecurity.com/ or www.brinkshomesecurityholdings.com.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$145.4	$135.2	$565.1	$532.3
Expenses:
Cost of revenues (a)	69.5	67.9	274.3	287.0
Selling, general and administrative expenses	48.7	41.2	190.9	150.9

Total expenses	118.2	109.1	465.2	437.9
Other operating income, net	0.3	(1.4)	1.5	(0.4)

Operating profit	27.5	24.7	101.4	94.0
Interest expense, net	—	—	0.1	0.6

Income before income taxes	27.5	24.7	101.3	93.4
Provision for income taxes	9.7	9.9	38.6	36.3

Net income	$17.8	$14.8	$62.7	$57.1

Earnings per common share (b)
Basic	$0.39	$0.32	$1.37	$1.25
Diluted	$0.39	$0.32	$1.36	$1.25
Weighted average common shares outstanding (b)
Basic	45.9	45.8	45.9	45.8
Diluted	46.2	45.8	46.0	45.8

a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2008 for the months January through October was a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States. However, for the months of November and December 2008, the rate utilized was approximately 1.25 percent of revenues for both within and outside of the United States. Similarly, the rate used for the full year 2009 was approximately 1.25 percent of revenues and will continue to be approximately 1.25 percent until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name.
b)	For the period ended December 31, 2009, basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period ended December 31, 2009. Diluted EPS is calculated in a similar manner, but includes the dilutive effect of stock options and restricted stock units outstanding as of December 31, 2009. Basic and diluted earnings per share for the period ended December 31, 2008 were computed on a pro forma basis using the average number of shares of the Company’s common stock outstanding from October 31, 2008 to December 31, 2008. The number of diluted shares used in the calculation is based on the number of shares of the Company’s common stock outstanding plus the estimated potential dilution that could have occurred if options and restricted stock units granted under the Company’s equity-based compensation arrangements were exercised or converted into the Company’s common stock.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31
($ in Millions, except subscriber and disconnect data)	2009		2008	2009	2008
Profit from recurring services		$58.0	49.9	223.9	195.3
Investment in new subscribers		$(30.5)	(25.2)	(122.5)	(101.3)

Operating profit		$27.5	24.7	101.4	94.0

Monthly recurring revenues (a)	$			44.2	40.5
Adjusted EBITDA from recurring services (a),(b)		$88.6	78.6	341.5	318.3
Adjusted cash invested in new subscribers(a),(c)		$(62.3)	(60.9)	(257.3)	(248.5)

Depreciation and amortization		$23.4	21.4	91.2	85.3

Net cash provided by operating activities		$55.1	69.5	240.1	224.0
Capital expenditures – security systems		$42.4	40.5	173.4	168.4
Capital expenditures - non-security system		$3.5	2.0	13.7	9.4

Number of subscribers (in thousands):
Beginning of period		1,348.1	1,285.3	1,301.6	1,223.9
Installations		39.0	41.6	166.5	173.1
Disconnects		(28.1)	(25.3)	(109.1)	(95.4)

End of period		1,359.0	1,301.6	1,359.0	1,301.6
Average number of subscribers		1,353.7	1,292.9	1,334.5	1,267.5

Disconnect rates:
Expressed as an annualized percentage:		8.3	7.8	8.2	7.5
Annualized percentage excluding multi-family disconnects:(d)		8.0	7.2	8.0	7.1

a)	See “Non-GAAP Reconciliations” below.
b)	Adjusted EBITDA from recurring services as presented is adjusted for the change in the royalty rate (see Non-GAAP reconciliation in attached schedules). For the three months and twelve months ended December 31, 2009, adjusted EBITDA from recurring services includes the effect of non-cash litigation charges (in the Non-GAAP reconciliation section, see footnote (b) in the table reconciling adjusted EBITDA from recurring services to operating profit).
c)	Adjusted to exclude incremental costs related to the brand introduction.
d)	Multi-family disconnects do not have a material impact on the income statement.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that they exclude certain amounts of royalty expense incurred by the Company on a historical basis. Historically, the Company paid its former parent company a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the Company ceases the active use of the “Brink’s” brand name. In deriving the non-GAAP financial measures, the historical royalty rate was calculated using a rate of approximately 1.25 percent and adjusting for the related tax effect. Additionally, for the fourth quarter and year-to-date 2009, the Company derived non-GAAP measures by adjusting for brand introduction costs incurred (and the related tax effect, where appropriate) in association with the development of the Company’s new brand identity. The Company uses three other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”), adjusted EBITDA from recurring services, and adjusted cash invested in new subscribers. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the Company, but that are not derived from monthly contractual billing arrangements, the amortization of deferred revenue related to active subscriber accounts, and recognition of deferred revenue related to subscriber accounts that disconnect. Adjusted EBITDA from recurring services differs from GAAP in that adjustments are made to normalize royalties, to add back non-cash expenses, and to make reductions for other non-cash income items. Adjusted cash invested in new subscribers is a Non-GAAP measure that is used to convey the total cash invested to acquire new subscribers and make additional investments, as necessary, in existing subscribers, without regard to the accounting treatment of the various cash components. It is comprised of primarily capitalized security system costs, marketing and selling expenses, and deferred subscriber acquisition costs (current year payments) less deferred revenue from new subscribers (current year receipts). This measure is adjusted to exclude brand introduction costs. The Company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, for publicly providing its business outlook, and for evaluating the Company’s performance. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the Company’s historical and prospective financial performance and, therefore, is useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends. The Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s margins, net income and comparing the Company’s financial performance to that of its peer companies and competitors.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as operating profit, net income and earnings per share) and should not be considered measures of the Company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATION

(Unaudited)

	Twelve Months Ended December 31,
(In millions)	2009	2008
Monthly recurring revenues (“MRR”)(a)	$44.2	$40.5
Amounts excluded from MRR:
Amortization of deferred revenue(b)	3.3	3.6
Other revenues(c)	1.2	1.4

Revenues on a GAAP basis:
December	48.7	45.5
January — November	516.4	486.8

Reported GAAP full year 2009 Revenue	$565.1	$532.3

a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
b)	Includes amortization of deferred revenue related to active subscriber accounts and recognition of deferred revenue related to subscriber accounts that disconnect.
c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are, therefore, not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release. The Company uses MRR to evaluate performance. The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from contracted monitoring and maintenance services that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the Company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Adjusted EBITDA from Recurring Services and Adjusted Cash Invested in New Subscribers

Adjusted EBITDA from recurring services and adjusted cash invested in new subscribers are measures used to monitor our operating performance. Adjusted EBITDA from recurring services is a non-GAAP measure that we use to convey profits generated from the subscriber base adjusted for certain non-cash items including asset impairment charges, depreciation of fixed assets, amortization of deferred charges, and amortization of deferred revenue. We believe EBITDA from Recurring Services is useful to provide investors with information about operating profits, adjusted for significant non-cash items, generated from the existing customer base, which can be used to support our investment in new subscribers.

Adjusted cash invested in new subscribers is a non-GAAP measure that we believe is useful to investors to provide information about the total cash invested to acquire new subscribers or move existing subscribers without regard to the accounting treatment of the various cash components. Adjusted cash invested in new subscribers is primarily comprised of capitalized security system costs, marketing and selling expenses, and deferred subscriber acquisition costs (current year payments) less deferred revenue from new subscribers (current year receipts).

This supplemental non-GAAP information should be reviewed in conjunction with our historical consolidated statements of income and cash flow.

The table below reconciles adjusted EBITDA from recurring services and adjusted cash invested in new subscribers for the three and twelve months ended December 31, 2009 and 2008, to net income, their closest GAAP counterpart.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2009	2008	2009	2008
Adjusted EBITDA from recurring services	$88.6	$78.6	$341.5	$318.3
Adjustment to royalty rate(a)	—	(2.2)	—	(21.7)
Depreciation and amortization	(23.4)	(21.4)	(91.2)	(85.3)
Impairment charges from subscriber disconnects	(17.2)	(15.1)	(65.9)	(56.5)
Amortization of deferred revenue	10.0	10.0	39.5	40.5

Profit from recurring services	58.0	49.9	223.9	195.3

Adjusted cash invested in new subscribers	(62.3)	(60.9)	(257.3)	(248.5)
Deferred revenue from new subscribers (current year receipts)	(9.3)	(10.0)	(39.8)	(44.3)
Deferred subscriber acquisition costs (current year payments)	5.4	5.2	21.8	23.1
Security system capital expenditures(b)	42.4	40.5	173.4	168.4
Brand Introduction(c)	(6.7)	—	(20.6)	—

Investment in new subscribers	(30.5)	(25.2)	(122.5)	(101.3)

Interest Expense	—	—	(0.1)	(0.6)
Provision for Income Taxes	(9.7)	(9.9)	(38.6)	(36.3)

Net Income	$17.8	$14.8	$62.7	$57.1

a)	Our results of operations include a royalty expense that was charged to us by our former parent company for use of certain trademarks. The rate utilized for fiscal 2008 for the months January through October was a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States with a rate of approximately 1.25 percent of revenues used for the months of November and December 2008. For the three and twelve months ended December 31, 2009, the rate used was approximately 1.25 percent of revenues for both within and outside the United States. For comparison purposes, the current royalty rate of 1.25 percent was used for the three and twelve months ended December 31, 2008. During 2008, a portion of royalty expense was allocated to investment in new subscribers (and is therefore excluded from this adjustment).
b)	Amount excludes non-security system capital expenditures of $3.5 million and $13.7 million for the three and twelve months ended December 31, 2009 and $2.0 million and $9.4 million for the prior year comparable periods.
c)	Brand introduction expenses are excluded from adjusted cash invested in new subscribers.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(Unaudited)

The following tables show the non-GAAP financial measures used in this press release reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2009	2008	2009	2008
GAAP operating profit	$27.5	24.7	101.4	94.0
Add: Adjustment to royalty rate (a)	—	2.6	—	25.0
Add: Brand Introduction	6.7	—	20.6	—

Non-GAAP operating profit (b)	$34.2	27.3	122.0	119.0

GAAP net income	$17.8	14.8	62.7	57.1
Add: Adjustment to royalty rate (a)	—	2.6	—	25.0
Add: Brand Introduction	6.7	—	20.6	—
Less: Tax effects of adjustments	(2.8)	(1.1)	(7.8)	(9.7)

Non-GAAP net income (b)	$21.7	16.3	75.5	72.4

GAAP earnings per share – diluted	$0.39	0.32	1.36	1.25
Add: Adjustment to royalty rate (a)	—	0.06	—	0.54
Add: Brand Introduction	0.14	—	0.45	—
Less: Tax effects of adjustments	(0.06)	(0.02)	(0.17)	(0.21)

Non-GAAP earnings per share – diluted (b)	$0.47	0.36	1.64	1.58

a)	The Company’s results of operations include a royalty expense that was charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal year 2008 for the months January through October was a 7 percent rate in the United States and 3 percent outside of the United States. However, for the months of November and December 2008, the rate used was approximately 1.25 percent of revenue for both within and outside the United States.
b)	Non-GAAP figures for the twelve months ended December 31, 2009 as presented in the table above include the effect of previously reported non-cash litigation charges. The net charge for the twelve months ended December 31, 2009 was $3.2 million, or $0.04 per share earnings on a diluted basis. In 2008, a previously disclosed non-cash accounting correction increased operating profit by $3.6 million, net income by $2.2 million and pro forma earnings per share by $0.05 for the twelve months ended December 31, 2008. The non-GAAP figures above have not been adjusted to exclude the effect of these items.